EXHIBIT 10.16

SENIOR CONSULTING AGREEMENT

SENIOR CONSULTING AGREEMENT, dated as of the 31st day of January, 2005, among New York Community Bancorp, Inc., a corporation organized under the laws of Delaware (the “Holding Company”), New York Community Bank, a New York State chartered savings bank (the “Bank”), and James J. O’Donovan (“Consultant”).

WHEREAS, Consultant is currently employed as Senior Executive Vice President and Chief Lending Officer of the Holding Company and the Bank; and

WHEREAS, Consultant desires to relinquish his current title and the related administrative duties but continue to provide the Holding Company and the Bank with senior consulting services as described below;

NOW, THEREFORE, in consideration of the foregoing and the mutual commitments contained in this Agreement, the parties hereto agree as follows:

1.  Commencement Date & Consulting Period

Beginning on February 1, 2005 (the “Commencement Date”), Consultant shall relinquish the title and duties of Senior Executive Vice President and Chief Lending Officer of the Holding Company and the Bank and shall begin providing the consulting services described below.

The period during which Consultant is providing these consulting services shall continue until the third anniversary of the Commencement Date (the “Consulting Period”). However, the Consulting Period may be terminated early as provided below.

2.  Senior Consulting Services

During the Consulting Period, Consultant shall perform services for the Holding Company and the Bank with respect to lending (including negotiation of lending arrangements) as may be reasonably requested from time to time by the Chief Executive Officer of the Holding Company (or, if designated by the Chief Executive Officer, the President or the Chief Operating Officer of the Holding Company).

During the Consulting Period, the Consultant agrees to continue to serve as a member of the Boards of Directors of the Holding Company and the Bank (the “Boards”) and to serve as Chairman of the Mortgage and Real Estate Committee of Bank Board (in each case as requested by the respective Boards from time to time and subject to the Holding Company’s and Bank’s customary nomination, election and appointment processes). During the Consulting Period, Consultant shall not be entitled to payment of directors’ fees, advisory directors’ fees or other compensation for serving on either Board or as Chairman of the Mortgage and Real Estate Committee.

Consultant shall be reasonably available on a full-time basis during normal business hours to provide such consulting services, unless otherwise mutually agreed by the parties. Consultant may perform the services at the offices of the Holding Company or the Bank, from his home or from any other mutually agreed upon location.

3.  Confidential Information

Consultant agrees that he shall keep secret and confidential all business-related information about the Holding Company and the Bank, including without limitation, information about business contacts, transactions, contracts, intellectual property, finances, personnel, products and pricing, customers, prospective customers or corporate affairs of which Consultant may have become aware, whether or not relating to or arising out of Consultant’s specific duties (“Confidential Information”). Consultant shall not disclose or make known any of such Confidential Information or anything relating thereto to any person, firm or corporation except to officers, directors, employees, agents and advisors of the Holding Company and its subsidiaries and such other persons or entities as may be authorized by the Holding Company or to the extent required by law.

Upon termination of the Consulting Period, Consultant shall immediately return to the Holding Company and the Bank any and all Confidential Information in his possession or under his control, including, without limitation, all reports, analyses, summaries, notes, or other documents or work papers, containing or based upon any Confidential Information, whether prepared by the Holding Company or the Bank, Consultant or any other person or entity.

Should any person request in any manner that Consultant disclose any Confidential Information, Consultant shall immediately notify the Holding Company and the Bank of such request and the content of all communications and discussions relating thereto unless otherwise prohibited by law.

4.  Covenant not to Compete; Nonsolicitation of Employees and Customers

(a)   Consultant agrees that during the Consulting Period Consultant will:

(i)	not, directly or indirectly (whether as principal, agent, independent contractor, employee or otherwise), own, manage, operate, join, control or otherwise carry on, participate in the ownership, management, operation or control of, or be engaged in or concerned with, any business competitive with that of the Holding Company or the Bank or their affiliates (a “Competing Business”), provided that the Consultant shall not be prohibited from owning less than 5% of any publicly traded corporation, whether or not such corporation is in competition with the Holding Company or the Bank or their affiliates;

(ii)	inform any person which seeks to engage the services of Consultant that Consultant is bound by this Section 4 and the other terms of this Agreement;

(iii)	not solicit or induce or attempt to solicit or induce, directly or indirectly, any employee of the Holding Company or the Bank or their affiliates, whether or not such person would commit a breach of any employment agreement by reason of leaving service, to terminate such employee’s employment relationship with the Holding Company or the Bank or their affiliates in order to enter into any such relationship with him or any person in competition with the business of the Holding Company or the Bank or their affiliates; and

(iv)	not, (x) solicit by mail, by telephone, by personal meeting, or by any other means, either directly or indirectly, any customer or any individual or entity specifically identified as a prospective customer of the Holding Company or the Bank or their affiliates to transact any Competing Business or to reduce or refrain from doing any business with the Holding Company or the Bank or their affiliates, or (y) interfere with or damage (or attempt to interfere with or damage) any relationship between the Holding Company or the Bank or their affiliates and any such customer or prospective customer (for purposes of clarity, the termination of Consultant’s Agreement with the Holding Company or the Bank shall not by itself be treated as a violation of this clause (y)).

(b)   Consultant understands and agrees that this Section 4 will limit both Consultant’s ability to earn a livelihood in a Competitive Business and Consultant’s relationship with his customers. Consultant represents and warrants, however, that this Section 4 will not result in severe economic hardship for him or his family. Consultant understands and agrees that money damages may not be a sufficient remedy for any breach or attempted or threatened breach of this Section 4 by Consultant and that the Holding Company and its subsidiaries shall be entitled to equitable relief, including specific performance and injunctive relief as remedies for any such breach or threatened or attempted breach (without the posting of any bond). Consultant hereby consents to the granting of an injunction (temporary or otherwise) against Consultant or to the entering of any other court order against Consultant prohibiting and enjoining Consultant from violating, or directing Consultant to comply with, any provision of this Section 4. Consultant also agrees and understands that such remedies shall be in addition to any and all remedies, including damages, available to the Holding Company or its subsidiaries against Consultant for such breaches or threatened or attempted breaches.

(c)   In addition to the Holding Company’s rights set forth in paragraph (b) of this Section 4, in the event that Consultant shall violate the terms and conditions of Sections 3 or 4 of this Agreement, the Holding Company or the Bank may terminate any payments payable by the Holding Company or the Bank, if applicable, to Consultant pursuant to this Agreement.

5.  Fees and Expenses

As consideration for the covenants in Section 4 and as compensation for the Consulting Services, the Bank shall pay Consultant a monthly consulting fee at the rate of $37,500.00 per month. The monthly consulting fee shall be payable within ten (10) days after the end of each month in the Consulting Period.

Consultant shall be entitled to reimbursement for all reasonable out-of-pocket expenses necessarily incurred in the performance of the consulting services, upon submission and approval of written statements and bills in accordance with the expense reimbursement policies of the Bank as in effect from time to time.

6.  Termination

The Holding Company and the Bank may terminate the Consulting Period early for “Cause” (as defined below) at any time. In the event of any such termination, the only obligation of the Holding Company and the Bank under this Agreement will be to pay Consultant any accrued but unpaid monthly consulting fees and expenses due to Consultant through the date of termination. The Holding Company and the Bank may terminate the Consulting Period early without Cause upon providing thirty (30) days’ prior written notice to Consultant, and in such event the only obligation of the Holding Company and the Bank under this Agreement will be to pay Consultant the monthly consulting fee through the scheduled end of the Consulting Period (as if the early termination had not occurred), as well as any accrued but unpaid expenses and any payment required under the attached Annex.

Consultant may terminate the Consulting Period early for any reason upon thirty (30) days’ prior written notice to the Holding Company and the Bank. Upon such termination, the only obligation of the Holding Company and the Bank under this Agreement will be to pay Consultant any accrued but unpaid monthly consulting fees and expenses due to Consultant through the date of termination (as well as any payment required under the attached Annex). In the event of Consultant’s death, the Holding Company and the Bank shall be entitled to terminate the Consulting Period, in which case the only obligation of the Holding Company and the Bank under this Agreement shall be the payment of any accrued but unpaid monthly consulting fees and expenses owned through the date of Consultant’s death (as well as any payment required under the attached Annex).

Notwithstanding the other provisions of this Section, if a Change in Control (as defined in the attached Annex) occurs during the Consulting Period then (i) the Consulting Period shall be extended (if necessary) so that the end of the Consulting Period is at least 15 months from the date of a Change in Control and (ii) if Consultant terminates the Consulting Period for any reason within 90 days after the Change in Control or if Consultant dies after the Change in Control (and during the Consulting Period), the Holding Company and the Bank will be obligated to pay the monthly consulting fee through the scheduled end of the Consulting Period (as if the early termination had not occurred), as well as any accrued but unpaid consulting fees and expenses and any payment required under the attached Annex; provided, however, that Consultant will continue to be bound by the covenants in Section 4 of this Agreement through the scheduled end of the Consulting Period (as if the early termination had not occurred).

As used herein, “Cause” shall mean (i) a willful failure of Consultant to perform his duties under this Agreement after notice and a reasonable opportunity to cure, (ii) acts or omissions by Consultant causing material injury to the property or business of the Holding Company or the Bank, or (iii) the conviction of Consultant, or the entry of a plea of guilty or nolo contendere by Consultant to any felony.

The amount payable under the applicable paragraph of this Section 6 shall be payable to Consultant (or his estate, as the case may be) in a lump sum within ten (10) days of termination.

7.  Entire Agreement; Modification

This Agreement contains the entire agreement between Consultant, the Holding Company and the Bank with respect to Consultant’s consulting arrangements with the Holding Company and/or the Bank and it is the complete, final and exclusive embodiment of our agreement with regard to the subject matter hereof. It is entered into without reliance on any promise or representation, other than those expressly contained herein, and it cannot be amended except in writing signed by both parties.

In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. Furthermore, if any of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with applicable law.

8.  Notices

For purposes of this Agreement, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or five (5) days after deposit in the United States mail, certified and return receipt requested, postage prepaid, to the parties at the following addresses or such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

9.  Interpretation; Severability

This Agreement is intended to satisfy the requirements of Section 409A of the Internal Revenue Code in all respects. However, Section 409A is new, subject to limited legislative history and subject to regulatory interpretation. To the extent any provision of this Agreement would not comply with that Section, it is hereby superseded and modified as necessary to comply (such modification to be determined in the good faith discretion of Holding Company after consultation with the Consultant).

If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

10.  Miscellaneous

If any party should waive any breach of any provisions of this Agreement, such party shall not thereby be deemed to have waived any proceeding or succeeding breach of the same or any other provision of this Agreement. This Agreement and any rights or obligations hereunder may be assigned by the Holding Company and the Bank to any successor in interest to the business of the Holding Company or the Bank. This Agreement may not be assigned by Consultant. The headings of the sections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part of this Agreement nor to affect the meaning thereof.

During the term of the Consulting Period, Consultant will be a non-executive employee of the Holding Company and the Bank, and all payments under this Agreement will be treated as compensation for services (and any taxes that are required to be withheld under any law, rule or regulation may be so withheld). Consultant’s employment will terminate automatically on termination of the Consulting Period, with no further action required by any party.

11.  Governing Law

THIS AGREEMENT SHALL BE GOVERNED BY, AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

12.  Required Provisions.

Any payments made pursuant to this Agreement are subject to and conditioned upon compliance with 12 U.S.C. §1828(k) and any rules and regulations promulgated thereunder, including 12 C.F.R. Part 359.

IN WITNESS WHEREOF, New York Community Bancorp, Inc. and New York Community Bank have caused this Agreement to be executed and its seal to be affixed hereunto by its duly authorized officer and its directors, and Consultant has signed this Agreement, in each case on the date set forth on the first page hereof.

ATTEST:	NEW YORK COMMUNITY BANCORP, INC.

/s/ Robert Wann	By:	/s/ Joseph R. Ficalora

Joseph R. Ficalora

ATTEST:	NEW YORK COMMUNITY BANK

/s/ Robert Wann	By:	/s/ Joseph R. Ficalora

Joseph R. Ficalora

WITNESS:	CONSULTANT

/s/ Barbara Lockspeiser	By:	/s/ James J. O’Donovan

James J. O’Donovan

Annex

A.	Definition of Change in Control

For purposes of this Agreement, “Change in Control” means the occurrence of any of the following events:

(i)     individuals who, immediately after the date of this Agreement cease for any reason to constitute at least a majority of the Board of Directors of the Holding Company (the “Board of Directors” or the “Board”) (the “Incumbent Directors”), provided that any person becoming a director subsequent to such time, whose election or nomination for election was approved by a vote of at least two thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Holding Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Holding Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;

(ii)     any “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the “Exchange Act”) and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13(d)(3) under the Exchange Act), directly or indirectly, of securities of the Holding Company representing 25% or more of the combined voting power of the Holding Company’s then outstanding securities eligible to vote for the election of the Board (the “Holding Company Voting Securities”); provided, however, that the event described in this paragraph (ii) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (A) by the Holding Company or any subsidiary, (B) by any employee benefit plan (or related trust) sponsored or maintained by the Holding Company or any subsidiary, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities or (D) a transaction (other than one described in (iii) below) in which Holding Company Voting Securities are acquired from the Holding Company, if a majority of the Incumbent Directors approve a resolution providing expressly that the acquisition pursuant to this clause (D) does not constitute a Change in Control under this paragraph (ii);

(iii)     the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Holding Company or any of its Subsidiaries that requires the approval of the Holding Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (A) more than 50% of the total voting power of (x) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by the Holding Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Holding Company Voting Securities were converted pursuant to such Business Combination), and such voting power among (and only among) the holders thereof is in substantially the same proportion as the voting power of such Holding Company Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation) is or becomes the beneficial owner, directly or indirectly, of 25% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least 50% of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination; or

(iv)     the stockholders of the Holding Company approve a plan of complete liquidation or dissolution of the Holding Company or the Bank or a sale of all or substantially all of the Holding Company’s or the Bank’s assets.

Notwithstanding the foregoing, a Change in Control of the Holding Company shall not be deemed to occur solely because any person acquires beneficial ownership of more than 25% of Holding Company Voting Securities as a result of the acquisition of Holding Company Voting Securities by the Holding Company which reduces the number of Holding Company Voting Securities outstanding; provided, that if after such acquisition by the Holding Company such person becomes the beneficial owner of additional Holding Company Voting Securities that increases the percentage of outstanding Holding Company Voting Securities beneficially owned by such person, a Change in Control of the Holding Company shall then occur.

B.	Tax Indemnification Provisions

(i)     For any taxable year in which Consultant shall be liable for the payment of an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) (or any successor provision thereto), with respect to any payment in the nature of the compensation made by the Holding Company or its subsidiaries, or its successors, to (or for the benefit of) Consultant pursuant to this Agreement, any prior agreement or otherwise, the Holding Company (or any successor thereto) shall pay to Consultant an amount determined under the following formula:

An amount equal to: (E x P) + X

WHERE:

X	=	E x P
1—[(FI x (1—SLI)) + SLI + E + M + PO]

E	=	the rate at which the excise tax is assessed under Section 4999 of the Code;

P	=	the amount with respect to which such excise tax is assessed, determined without regard to this Section B;

FI	=	The highest marginal rate of federal income, employment, and other taxes (other than taxes imposed under Section 4999 of the Code) applicable to Consultant for the taxable year in question (including any effective increase in Consultant’s tax rate attributable to the disallowance of any deduction);

SLI	=	the sum of the highest marginal rates of income and payroll tax applicable to Consultant under applicable state and local laws for the taxable year in question (including any effective increase in Consultant’s tax rate attributable to the disallowance of any deduction);

M	=	highest marginal rate of Medicare tax; and

PO	=	adjustment for phase out of or loss of deduction, personal exemption or other similar items.

With respect to any payment in the nature of compensation that is made to (or for the benefit of) Consultant under the terms of this Agreement or otherwise and on which an excise tax under Section 4999 of the Code may or will be assessed, the payment determined under this Section B shall be made to Consultant on the earliest of (i) the date the Holding Company is required to withhold such tax, or (ii) the date the tax is required to be paid by Consultant. It is the intention of the parties that the Holding Company provide Consultant with a full tax gross-up under the provisions of this Section B, so that on a net after-tax basis, the result to Consultant shall be the same as if the excise tax under Section 4999 (or any successor provisions) of the Code had not been imposed. The payment may be adjusted, as appropriate, if alternative minimum tax rules under the Code are applicable to Consultant.

(ii)     Notwithstanding the foregoing, if it is (i) initially determined by the Holding Company’s independent accountants that no excise tax under Section 4999 is due with respect to any payment or benefit described in the first paragraph of Section B(i) and, thereafter, it is determined in a final judicial determination or a final administrative settlement that the Section 4999 excise tax is due with respect to such payments or (ii) subsequently determined in a final judicial determination or a final administrative settlement to which Consultant is a party that the excise tax under Section 4999 is due or that the excess parachute payment as defined in Section 4999 of the Code is more than the amount determined as “P”, above (such revised determination under (i) or (ii) above being thereafter referred to as the “Determinative Excess Parachute Payment”), then the independent accountants of the Holding Company (or any successor thereto) shall determine the amount (the “Adjustment Amount”), the Holding Company (or its successor) must pay to Consultant, in order to put Consultant in the same position as Consultant would have been if the amount determined as “P” above had been equal to the Determinative Excess Parachute Payment. In determining the Adjustment Amount, the tax advisors shall take into account any and all taxes (including any penalties of any nature and interest) paid or payable by Consultant in connection with such final judicial determination or final administrative settlement. As soon as practicable after the Adjustment Amount has been so determined, the Holding Company shall pay the Adjustment Amount to Consultant.

(iii)     The Holding Company (or its successor) shall indemnify and hold Consultant harmless from any and all losses, costs and expenses (including without limitation, reasonable attorney’s fees, reasonable accountant’s fees, interest, fines and penalties of any kind) which Consultant incurs as a result of any administrative or judicial review of Consultant’s liability under Section 4999 of the Code by the Internal Revenue Service or any comparable state agency through and including a final judicial determination or final administrative settlement of any dispute arising out of Consultant’s liability for the Section 4999 excise tax or otherwise relating to the classification for purposes of Section 280G of the Code of any payment or benefit in the nature of compensation made or provided to Consultant by the Holding Company or any successor thereto. Consultant shall promptly notify the Holding Company in writing whenever Consultant receives notice of the commencement of any judicial or administrative proceeding, formal or informal, in which the federal tax treatment under Section 4999 of the Code of any amount paid or payable is being reviewed or is in dispute (including a notice of audit or other inquiry concerning the reporting of Consultant’s liability under Section 4999). The Holding Company (or its successor) may assume control at its expense over all legal and accounting matters pertaining to such federal or state tax treatment (except to the extent necessary or appropriate for Consultant to resolve any such proceeding with respect to any matter unrelated to amounts paid or payable pursuant to this contract) and Consultant shall cooperate fully with the Holding Company in any such proceeding. Consultant shall not enter into any compromise or settlement or otherwise prejudice any rights the Holding Company (or its successor) may have in connection therewith without prior consent by the Holding Company (or its successor). In the event that the Holding Company (or its successor) elects not to assume control over such matters, the Holding Company (or its successor) shall promptly reimburse Consultant for all expenses related thereto as and when incurred upon presentation of appropriate documentation relating thereto. It is intended by the parties to this Agreement that this Annex shall survive the expiration of the term of this Agreement.